SUB-ITEM 77D:
Policies with Respect to Security Investments

Effective March 3, 2017, the Silvant Large Cap Growth Stock
Fund (the Fund) made certain changes to its principal investment strategies. Such revised strategies are described in a supplement, dated March 3, 2017, to the Funds prospectus filed with the Securities and Exchange Commission on March 3, 2017 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-17-069010), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.